Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 4% REVENUE GROWTH FOR FIRST QUARTER 2016
Revenue Growth of Approximately 7% on Constant Currency Basis
OXFORD, Mass. – April 28, 2016 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2016.

	Three Months Ended March 31,
(In millions, except per share data)	2016	2015	% Change
Revenue	$207.2	$199.0	4%
Gross margin	55.2%	54.2%
Operating income	$70.0	$82.0	(15)%
Operating margin	33.8%	41.2%
Net income attributable to IPG Photonics Corporation	$49.3	$57.4	(14)%
Earnings per diluted share	$0.92	$1.08	(15)%
Management Comments
"We reported revenue and EPS in-line with our guidance for the first quarter as we continued to execute on our long-term growth strategy," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Revenues of $207.2 million increased 4% year-over-year, or by approximately 7% on a constant currency basis. First-quarter 2016 EPS of $0.92 included $0.07 per share related to foreign exchange losses, compared with Q1 2015 EPS of $1.08, which included an $0.11 foreign exchange gain."
Materials processing sales in the first quarter increased 3% year-over-year, primarily reflecting solid growth in cutting applications which is IPG's largest end-use, partially offset by a decline in automotive welding, marking and engraving. In addition, Q1 2015 benefited from several million dollars in revenue from a one-time order for a novel surface patterning application.
Sales to Other Applications were up 30% from the first quarter of 2015 with strong performances in advanced applications and telecom. Geographically, IPG reported strong growth in North America, China and Turkey, while sales were lower in Korea, Japan and Russia. Despite foreign exchange headwinds and continuing competition, sales growth in China was approximately 9% driven by cutting and welding applications.
During the first quarter, IPG generated $64.0 million in cash from operations and used $25.0 million to finance capital expenditures. IPG ended the quarter with $740.0 million in cash and cash equivalents and short-term investments, representing an increase of $50.8 million from December 31, 2015.
Business Outlook and Financial Guidance
"We continue to see large opportunities to expand our business through both existing and new OEMs and end-users as we develop innovative products to address applications beyond our core markets. We are making significant progress on the testing and development of these new product lines and we look forward to their launch," concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $235 million to $250 million for the second quarter of 2016. The Company anticipates earnings per diluted share in the range of $1.10 to $1.25 based on 53,621,000 diluted common shares, which includes 52,898,000 basic common shares outstanding and 723,000 potentially dilutive options at March 31, 2016. As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.90, Russian Ruble 70, Japanese Yen 113 and Chinese Yuan 6.51, respectively.
Conference Call Reminder
The Company will hold a conference call today, April 28, 2016 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the "Investors" section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. An archived version of the webcast will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, expanding our business through existing and new OEMs and end-users, developing innovative products to address applications beyond our core markets, making significant progress on the testing and development of these new product lines and guidance for the second quarter of 2016. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 26, 2016) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to refl ect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2016	2015
	(in thousands, except per share data)
NET SALES	$207,248	$198,960
COST OF SALES	92,838	91,133
GROSS PROFIT	114,410	107,827
OPERATING EXPENSES:
Sales and marketing	8,034	7,549
Research and development	17,489	14,230
General and administrative	13,901	12,778
Loss (gain) on foreign exchange	4,967	(8,752)
Total operating expenses	44,391	25,805
OPERATING INCOME	70,019	82,022
OTHER INCOME (EXPENSE), Net:
Interest income (expense), net	192	(184)
Other income, net	7	85
Total other income (expense)	199	(99)
INCOME BEFORE PROVISION FOR INCOME TAXES	70,218	81,923
PROVISION FOR INCOME TAXES	(20,890)	(24,577)
NET INCOME	49,328	57,346
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2	(13)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$49,326	$57,359
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.93	$1.09
Diluted	$0.92	$1.08
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52,898	52,486
Diluted	53,621	53,267

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended March 31,
(In thousands)	2016	2015
Cost of sales	$1,419	$1,156
Sales and marketing	415	435
Research and development	1,093	870
General and administrative	2,032	1,666
Total stock-based compensation	4,959	4,127
Tax benefit recognized	(1,584)	(1,343)
Net stock-based compensation	$3,375	$2,784

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended March 31,
(In thousands)	2016	2015
Cost of sales
Amortization of intangible assets (1)	345	235
Total acquisition related costs	$345	$235

(1) Amount relates to intangible amortization expense during periods presented including amortization of acquired patents.

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$613,692	$582,532
Short-term investments	126,273	106,584
Accounts receivable, net	146,505	150,479
Inventories	226,907	203,738
Prepaid income taxes	37,159	33,692
Prepaid expenses and other current assets	24,577	25,564
Deferred income taxes, net	22,526	20,346
Total current assets	1,197,639	1,122,935
DEFERRED INCOME TAXES, NET	11,889	9,386
GOODWILL	502	505
INTANGIBLE ASSETS, NET	11,066	11,904
PROPERTY, PLANT AND EQUIPMENT, NET	309,206	288,604
OTHER ASSETS	19,798	20,095
TOTAL	$1,550,100	$1,453,429
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$—	$—
Current portion of long-term debt	2,000	2,000
Accounts payable	20,277	26,314
Accrued expenses and other liabilities	70,987	75,667
Deferred income taxes, net	3,751	3,190
Income taxes payable	53,656	37,809
Total current liabilities	150,671	144,980
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	35,264	30,117
LONG-TERM DEBT, NET OF CURRENT PORTION	17,167	17,667
Total liabilities	203,102	192,764
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 52,966,460 shares issued and outstanding at March 31, 2016; 52,883,902 shares issued and outstanding at December 31, 2015	5	5
Additional paid-in capital	616,156	607,649
Retained earnings	882,682	833,356
Accumulated other comprehensive loss	(152,987)	(181,482)
Total IPG Photonics Corporation stockholders' equity	1,345,856	1,259,528
NONCONTROLLING INTERESTS	1,142	1,137
Total equity	$1,346,998	$1,260,665
TOTAL	$1,550,100	$1,453,429

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2016	2015
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$49,328	$57,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,394	9,743
Provisions for inventory, warranty & bad debt	8,927	8,017
Other	7,195	4,470
Changes in assets and liabilities that used cash:
Accounts receivable/payable	1,391	(13,116)
Inventories	(19,365)	(13,898)
Other	5,123	(554)
Net cash provided by operating activities	63,993	52,008
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(24,960)	(14,027)
Proceeds from sales of property, plant and equipment	129	131
Purchases of short-term investments	(29,899)	—
Proceeds from short-term investments	10,000	—
Acquisition of businesses, net of cash acquired	—	(4,958)
Other	46	60
Net cash used in investing activities	(44,684)	(18,794)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(9)	(1,872)
Principal payments on long-term borrowings	(500)	(833)
Exercise of employee stock options and issuances under employee stock purchase plan	2,644	4,409
Tax benefits from exercise of employee stock options	904	4,773
Net cash provided by financing activities	3,039	6,477
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	8,812	(20,367)
NET INCREASE IN CASH AND CASH EQUIVALENTS	31,160	19,324
CASH AND CASH EQUIVALENTS — Beginning of period	582,532	522,150
CASH AND CASH EQUIVALENTS — End of period	$613,692	$541,474
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$171	$293
Cash paid for income taxes	$11,955	$11,889